EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Chang G. Park, CPA, Ph. D.
t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615t
t TELEPHONE (858) 722-5953 t FAX (858) 408-2695 t FAX (619) 422-1465
t E-MAIL changgpark@gmail.com t

August 14, 2006

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of July 28, 2006 on the audited financial statements of WorldTadeShow.com, Inc. as of April 30, 2006, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang Park, CPA
Chang Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board